As filed with the Securities and Exchange Commission on March 27, 2025
Registration No. 333-230407

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware	83-0940635
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

500 South Buena Vista Street
Burbank, California	91521
(Address of Principal Executive Offices)	(Zip Code)

The Walt Disney Company/Pixar 2004 Equity Incentive Plan
Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan
(Full title of the plan)

Jolene E. Negre, Esq.
Deputy General Counsel — Securities Regulation, Governance
& Secretary
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521
(818) 560-1000
(Name and address of agent for service)

(818) 560-1000
(Telephone number, including area code, of agent for service)

Copies to:
Simone S. Hicks
Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Walt Disney Company (the “Company”) is filing this Post-Effective Amendment No. 1 on Form S-8 to deregister certain securities registered by the Company pursuant to its Registration Statement on Form S-8 (File No. 333-230407) filed with the Securities and Exchange Commission on March 20, 2019 (the “2019 Form S-8”), with respect to its common stock, $0.01 par value per share (“Common Stock”), thereby registered for offer or sale pursuant to The Walt Disney Company/Pixar 2004 Equity Incentive Plan (the “Pixar Plan”) and the Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan (the “TFCF Plan”), each as amended. The 2019 Form S-8 registered (i) 30,846,291 shares of Common Stock under the TFCF Plan and (ii) 106,126,841 shares of Common Stock under the Pixar Plan, The Walt Disney Company Amended and Restated 2011 Stock Incentive Plan, the Disney Savings and Investment Plan and the Disney Hourly Savings and Investment Plan.

Each of the Pixar Plan and the TFCF Plan have terminated, and the Company will no longer issue Common Stock under these plans. The registrant hereby deregisters all shares of Common Stock registered under the Pixar Plan and the TFCF Plan that remain unsold or otherwise unissued under these plans. Except as expressly stated herein, this Post-Effective Amendment No. 1 does not otherwise have an effect on the 2019 Form S-8 or the shares of Common Stock registered thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on March 27, 2025.

THE WALT DISNEY COMPANY

By:	/s/ JOLENE E. NEGRE
	Name:	Jolene E. Negre
	Title:	Deputy General Counsel - Securities Regulation,
Governance & Secretary

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.